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EXHIBIT 4.4

THIRD AMENDMENT
TO THE
GEORGIA GULF CORPORATION
SAVINGS AND CAPITAL GROWTH PLAN

(As Amended and Restated Effective as of January 1, 1997)

        THIS AMENDMENT to the Georgia Gulf Corporation Savings and Capital Growth Plan, as amended and restated effective as of January 1, 1997 ("Plan") made this 2nd day of October, 2001, by Georgia Gulf Corporation, a corporation organized and existing under the laws of the State of Delaware ("Company"), to be effective as specified herein.

W I T N E S S E T H:

        WHEREAS, the Company sponsors and maintains the Plan for the exclusive benefit of its employees and their beneficiaries and, pursuant to Section 12.2 thereof, the Company has the right to amend the Plan at any time;

        WHEREAS, the Company amended and restated the Plan in its entirety on June 2, 1999, to be effective as of January 1, 1997 and further amended the Plan on February 10, 2000 and April 27, 2000; and

        WHEREAS, the Company wishes further to amend the Plan at this time;

        NOW, THEREFORE, the Plan is hereby amended as follows, effective as specified herein:

1.

        Section 4.1 of the Plan is amended by deleting subsection (e), effective as of January 1, 2000.

2.

        Section 4.3 is amended by deleting subsections (c), (e), (h), and (k) and by redesignating subsections (d), (f), (g), (i) and (j) as subsections (c), (d), (e), (f) and (g), respectively, effective as of January 1, 2000.

3.

        Section 4.3, as so amended, is further amended by adding the following sentence at the end thereof, effective as of January 1, 2001:

    For limitation years beginning on and after January 1, 2001, for purposes of applying the limitations described in section 4.1 of the plan, compensation paid or made available during such limitation years shall include elective amounts that are not includible in the gross income of the employee by reason of § 132(f)(4). This amendment shall also apply to the definition of compensation for purposes of sections 1.17, 1.44, 3.1(a)(iv), 3.7(b)(iv), 3.9(b)(iv), 14.1(a)(ii), and 14.2(f) of the plan for plan years beginning on and after January 1, 2001.

4.

        Section 9.2 is amended by adding the following sentence at the end thereof, effective as of January 1, 2002:

    With respect to distributions under the Plan made in calendar years beginning on or after January 1, 2002, the Plan will apply the minimum distribution requirements of section 401(a)(9) of the Internal Revenue Code in accordance with the regulations under section 401(a)(9) that were proposed in January 2001, notwithstanding any provision of the

    Plan to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under section 401(a)(9) or such other date specified in guidance published by the Internal Revenue Service.

5.

        All other provisions of the Plan not inconsistent herewith are ratified and confirmed.

        IN WITNESS WHEREOF, this Third Amendment to the Plan has been executed and the seal of the Company affixed hereto on the day and year first above written.

COMPANY:
GEORGIA GULF CORPORATION
		By:	/s/ JOEL I. BEERMAN
		Title:	Secretary
ATTEST:
By:	/s/ BRADLEY REYNOLDS
Title:	Assistant Secretary

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THIRD AMENDMENT TO THE GEORGIA GULF CORPORATION SAVINGS AND CAPITAL GROWTH PLAN (As Amended and Restated Effective as of January 1, 1997)